Exhibit 10.1

AMENDMENT TO THE MARVELL TECHNOLOGY GROUP LTD.

AMENDED AND RESTATED 1995 STOCK OPTION PLAN

The Marvell Technology Group Ltd. Amended and Restated 1995 Stock Option Plan (the “Plan”) is hereby amended effective June 10, 2009, as follows:

1. The first sentence of Section 3 of the Plan is amended to provide in its entirety as follows:

Subject to Section 14, Shares that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 383,440,718. Shares of Common Stock; provided however, that on the first business day of each fiscal year starting January 31, 2010 or after, and continuing until the earlier of January 31, 2013 or termination of the Plan, there shall be added to this Plan the lesser of an additional (i) 40,000,000 shares of Common Stock, or (ii) 5.0% of the outstanding shares of capital stock on such date, or (iii) an amount determined by the Board (provided that the amount approved by the Board shall not be greater than (i) or (ii)).